Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Network Services Announces Fiscal 2013 Results

Milwaukee, Wis., October 29, 2013 – ARI Network Services (OTCQB: ARIS), a leading provider of website, software, and data solutions that help dealers, distributors, and manufacturers Sell More Stuff!™, reported financial results today for its fiscal fourth quarter and fiscal year ended July 31, 2013.

Highlights for the fiscal fourth quarter included:

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Revenues for the fourth quarter of fiscal year 2013 were $8.5 million, a 44.0% increase over the same period last year.

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Recurring revenues for the fourth quarter of fiscal year 2013 were $7.9 million, a 65.1% increase over the fourth quarter of fiscal year 2012. As a percentage of total revenues, recurring revenues in the fourth quarter were 93.6% in fiscal year 2013 versus 81.7% for the same period in fiscal year 2012.

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EBITDA, a non-GAAP measure, adjusted for non-cash charges, was $1.5 million in the fourth quarter, an increase of 36.4% over the same period last year.

Highlights for the fiscal year 2013 included:

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The Company reported record revenues of $30.1 million, a 33.8% increase over fiscal year 2012.

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Recurring revenues for the fiscal year 2013 were $27.0 million, a 44.3% increase over fiscal year 2012. As a percentage of total revenues, recurring revenues were 89.7% in fiscal year 2013 versus 83.2% in fiscal year 2012.

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EBITDA, a non-GAAP measure, adjusted for non-cash charges, was $3.5 million in fiscal year 2013, a decline of 19.5% from fiscal year 2012, which was related to costs associated with the two fiscal year 2013 acquisitions.

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On August 17, 2012, the Company acquired substantially all of the assets of Ready2Ride, Inc., the first-to-market and leading provider of aftermarket fitment data to the powersports industry.  The Company leveraged this data in its February 2013 release of AccessorySmart™, a fitment driven parts lookup solution, which won a Nifty 50 Award at the powersports industry’s largest trade show.

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On November 28, 2012, the Company acquired the assets of the retail division of 50 Below Sales & Marketing, Inc., a leading provider of eCommerce websites to the powersports, automotive tire and wheel and durable medical equipment industries. The 50 Below operation, which was purchased out of bankruptcy, is already generating positive cash flow.

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On March 13, 2013, the Company announced that it entered into agreements with various accredited investors in a private placement of 3.2 million shares ($4.8 million) of its common stock at a purchase price of $1.50 per share.  The Company also issued warrants to purchase 1.1 million shares, all but 214,000 of which have been exercised to date.  The funds raised in the private placement were used to pay down a substantial portion of the Company’s outstanding debt.

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On April 25, 2013, the Company announced that it closed new senior secured credit facilities with Silicon Valley Bank. The facilities include a $4.5 million term loan and a $3.0 million revolving credit facility.  The proceeds from the transaction were used to pay down the remaining portion of the Company’s outstanding debt with Fifth Third Bank and with a shareholder.

Fiscal Year 2013 Financials

ARI reported revenues of $30.1 million for fiscal year 2013 versus $22.5 million for fiscal year 2012, an increase of 33.8%. Recurring revenue comprised 89.7% of total revenue during fiscal year 2013 versus 83.2% in fiscal year 2012.  The increase in revenues was driven by the Company’s November 2012 acquisition of the assets of the retail division of 50 Below Sales & Marketing, Inc.

Overall gross margin for fiscal year 2013 was 78.0%, versus 76.6% last year.  The gross margin improvement resulted from the Company’s focus on higher margin, recurring revenue streams and its continued shift away from one-time revenue sources.

The company incurred a net loss of $753,000 or ($0.08) per share for the year, compared to net income of $1,055,000 or $0.13 per share last year.  The loss incurred in fiscal 2013 was driven by acquisition-related costs of approximately $1,200,000, a non-cash loss on the fair market valuation of stock warrants of $635,000, a non-cash loss of $682,000 related to the early repayment of debt and a $420,000 non-cash impairment charge to a long-lived asset.  These charges were offset in part by a non-cash gain recognized on a change in estimate of contingent liabilities of $180,000 and an income tax benefit of $1,133,000.

Management Discussion

Roy W. Olivier, President and Chief Executive Officer of ARI, commented, “Fiscal 2013 was a transformational year for ARI.  We completed two acquisitions, which provided us with a first-to-market opportunity in the powersports industry and introduced ARI to several new markets – aftermarket wheel and tire and durable medical equipment.  We raised $4.5 million in a private placement transaction that was used to reduce our post-acquisition debt and are excited about our new relationship with Silicon Valley Bank, which we believe will be a critical growth partner for the Company.”

Mr. Olivier continued, “Our acquisition of 50 Below in November 2012 was a game changer for ARI.  We posted record revenues in fiscal 2013, exceeding $30 million for the first time in the Company’s history and now host and maintain more than 5,500 websites.  ARI has proven time and time again that it is highly capable of acquiring and efficiently integrating companies.  The 50 Below operation, which we acquired out of bankruptcy in November 2012, recorded an operating loss of $3.4 million on revenues of $9.2 million for the trailing twelve months ended October 31, 2012. By the quarter ended April 30, 2013, we had already achieved positive cash flow and EBITDA for 50 Below, ahead of our original expectations.  ”

Darin Janecek, Chief Financial Officer of ARI, commented, “ARI’s overall profitability was affected in fiscal year 2013 as a result of the one-time acquisition-related costs and other non-cash charges.  Excluding these charges, ARI generated adjusted EBITDA of $1.5 million in the fourth fiscal quarter; it’s the first quarter since the acquisitions of both Ready2Ride and 50 Below of year over year EBITDA growth, an indication that we are successfully integrating the acquisitions. Further, we continued to improve on two of our most important growth metrics – recurring revenue and churn.  Recurring revenues exceeded 90% of total revenue in the fourth fiscal quarter and our overall rate of churn improved to 12.8% in fiscal year 2013 versus 13.4% last year. The private placement and Silicon Valley Bank financing transactions enabled us to improve our balance sheet substantially following the two acquisitions, leaving us poised for continued growth as we head into fiscal 2014.”

Fiscal 2013 Conference Call

ARI will conduct a conference call on Tuesday October 29, 2013 at 4:30 pm EST to review the financial results for the fiscal year ended July 31, 2013. Interested parties can access the conference call by dialing (877) 359-3639 or (408) 427-3725 and referring to conference ID: 69931955.  The conference call is also being webcast, which is available in the Investor Relations section of the company’s website at www.investor.arinet.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization. Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

About ARI

ARI Network Services, Inc. (“ARI”) (OTCBB: ARIS), creates award-winning software-as-a-service (“SaaS”) and data-as-a-service (“DaaS”) solutions that help equipment manufacturers, distributors and dealers in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary library of enriched original equipment and aftermarket content that spans more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value.  We remove the complexity of selling and servicing new and used inventory, parts, garments, and accessories (“PG&A”) for customers in automotive tire and wheel, powersports, outdoor power equipment, marine, RV and white goods industries. More than 22,000 equipment dealers, 195 distributors and 140 manufacturers worldwide leverage our web and eCatalog platforms to Sell More Stuff!™.  For more information on ARI, visit www.investor.arinet.com.

Additional Information

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Follow @ARI_Net on Twitter: www.twitter.com/ARI_Net

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Become a fan of ARI on Facebook: www.facebook.com/ARINetwork

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Read more about ARI: www.investor.arinet.com/about-us

(Roy W. Olivier Photo: http://arinet.com/images/uploads/press_release_images/RoyWOlivier1.png)

(ARI Logo: http://arinet.com/images/uploads/press_release_images/NewLogoTransparency_Black.jpg)

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those related to the ongoing integration of our recently acquired businesses, as well as those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2013, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For More Information, contact
Darin Janecek, Chief Financial Officer, +1-414-973-4300, Darin.Janecek@arinet.com; or
Gregory V. Taylor, CFA, Three Part Advisors, +1-214-295-8370, gtaylor@threepa.com

ARI Network Services, Inc.

Consolidated Statements of Operations

(Dollars in Thousands, Except per Share Data)

	Twelve months ended July 31
	2013	2012
Net revenue	$30,102	$22,494
Cost of revenue	6,636	5,266
Gross profit	23,466	17,228
Operating expenses:
Sales and marketing	7,480	4,585
Customer operations and support	5,834	3,213
Software development and technical support (net
of capitalized software product costs)	2,648	2,267
General and administrative	6,005	4,454
Depreciation and amortization (exclusive of amortization
of software product costs included in cost of revenue)	1,281	1,414
Loss on impairment of long-lived assets	420	-
Net operating expenses	23,668	15,933
Operating income (loss)	(202)	1,295
Other income (expense):
Interest expense	(626)	(235)
Loss on debt extinguishment	(682)	-
Loss on change in fair value of stock warrants	(635)	-
Gain on change in fair value of estimated contingent liabilities	180	-
Gain on change in fair value of contingent assets	64	70
Other, net	15	152
Total other income (expense)	(1,684)	(13)
Income (loss) before provision for income tax	(1,886)	1,282
Income tax benefit (expense)	1,133	(227)
Net income (loss)	$(753)	$1,055

Net income (loss) per common share:
Basic	$(0.08)	$0.13

Diluted	$(0.08)	$0.13

ARI Network Services, Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except per Share Data)

	July 31	July 31
ASSETS	2013	2012
Cash and cash equivalents	$2,195	$1,350
Trade receivables, less allowance for doubtful accounts of $220
and $215 at July 31, 2013 and 2012, respectively	945	1,187
Work in process	154	151
Prepaid expenses and other	934	766
Deferred income taxes	2,938	2,686
Total current assets	7,166	6,140
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,641	2,592
Leasehold improvements	609	584
Furniture and equipment	2,561	1,989
	5,811	5,165
Less accumulated depreciation and amortization	3,948	3,214
Net equipment and leasehold improvements	1,863	1,951
Capitalized software product costs:
Amounts capitalized for software product costs	20,814	18,247
Less accumulated amortization	16,604	15,298
Net capitalized software product costs	4,210	2,949
Deferred income taxes	3,451	2,443
Other long term assets	141	148
Other intangible assets	4,099	1,439
Goodwill	12,198	5,439
Total assets	$33,128	$20,509

ARI Network Services, Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except per Share Data)

	July 31	July 31
	2013	2012
LIABILITIES
Current portion of long-term debt	$450	$1,084
Current portion of contingent liabilities	303	-
Accounts payable	710	725
Deferred revenue	8,571	4,926
Accrued payroll and related liabilities	1,434	758
Accrued sales, use and income taxes	147	216
Other accrued liabilities	316	214
Current portion of capital lease obligations	24	150
Total current liabilities	11,955	8,073
Long-term debt	4,050	2,888
Common stock warrants at fair value	254	-
Long-term portion of contingent liabilities	418	-
Capital lease obligations	169	58
Other long term liabilities	233	274
Total non-current liabilities	5,124	3,220
Total liabilities	17,079	11,293

SHAREHOLDERS' EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares
authorized; 0 shares issued and outstanding at July 31, 2013 and 2012	-	-
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued
and outstanding at July 31, 2013 and 2012	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 12,976,588 and
8,037,750 shares issued and outstanding at July 31, 2013 and 2012	13	8
Additional paid-in capital	104,816	97,218
Accumulated deficit	(88,762)	(88,009)
Other accumulated comprehensive loss	(18)	(1)
Total shareholders' equity	16,049	9,216
Total liabilities and shareholders' equity	$33,128	$20,509